Exhibit 99.1

MBIA Inc. Reports 2009 Financial Results

  MBIA Inc.’s Adjusted Book Value (ABV), a non-GAAP measure, was $36.35 per share at December 31, 2009 compared with $40.06 per share at December 31, 2008.
  MBIA Inc. recorded net income available to common shareholders of $623.2 million, or $2.99 per share, for the full year 2009, compared with a net loss of $2.7 billion, or $12.11 per share, in 2008.
  MBIA Inc. recorded a net loss to common shareholders of $242.0 million, or $1.16 per share, for the fourth quarter of 2009, compared with a net loss of $1.2 billion, or $5.21 per share, for the fourth quarter of 2008.
  National Public Finance Guarantee Corporation (National) and MBIA Insurance Corporation (MBIA Corp.), MBIA Inc.’s primary insurance operating subsidiaries, had statutory capital (consisting of policyholders’ surplus and contingency reserves) totaling $2.0 billion and $3.5 billion, respectively, as of December 31, 2009.
  Cash and short-term investments at National and MBIA Corp. totaled $233.8 million and $1.1 billion, respectively, as of December 31, 2009. Cash and short-term investments at the Corporate segment of the holding company totaled $332.4 million at year-end, while cash and short-term investments in the wind-down Asset Liability Management (ALM) business totaled $1.2 billion at December 31, 2009.

ARMONK, N.Y.--(BUSINESS WIRE)--March 1, 2010--MBIA Inc. (NYSE: MBI) (the Company) today reported Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $36.35 as of December 31, 2009, compared with $40.06 as of December 31, 2008. ABV declined in 2009 as increased credit impairments on insured credit derivatives, insurance incurred losses and other-than-temporary impairments of invested assets outpaced earnings from all other sources.

Net income available to common shareholders for 2009 was $623.2 million, or $2.99 per share, compared with a net loss of $2.7 billion, or $12.11 per share, for 2008. In 2009, net income was driven by a $1.7 billion pre-tax unrealized gain on insured credit derivatives, $746.3 million in premiums earned, $655.5 million in net investment income and $269.5 million of net gains on the extinguishment of debt. These amounts were partially offset by $873.0 million in operating expenses, deferred acquisition cost amortization and interest expense, $864.1 million in loss and loss adjustment expenses and $467.2 million in other-than-temporary impairments of invested assets. Book value per share was $12.66 as of December 31, 2009 compared with $4.78 as of December 31, 2008. The increase in book value is primarily due to the $1.7 billion pre-tax improvement in the fair values of insured credit derivatives and an increase of $835.1 million in Other Comprehensive Income (OCI).

“In 2009, MBIA continued to honor all its commitments and managed its capital and liquidity for long-term health,” said MBIA President and Chief Financial Officer Chuck Chaplin. “Our structured finance and international insurance business continued to be adversely impacted by large volumes of ineligible mortgages in our insured securitizations. National Public Finance Guarantee Corp. is ready and willing to wrap new domestic public finance business and expects to do so once litigation around its formation is resolved,” Mr. Chaplin continued. “We’re pleased that our asset management advisory business attracted new customers in 2009, boosting assets under management from third-party clients by 25 percent.”

Full Year 2009 Segment Results

The following is a summary of results by segment for the full year 2009, as well as book value and ABV per share data:

$ in millions except per share data	U.S. Public Finance	Structured Finance and International	Investment Management Services	Corporate	Consolidated
12/31/09 ABV per share	$20.70	$20.79	$(4.12)	$(1.02)	$36.35
12/31/08 ABV per share	$18.95	$25.17	$(3.26)	$(0.80)	$40.06
Change in ABV per share	$1.75	$(4.38)	$(0.86)	$(0.22)	$(3.71)

12/31/09 BV per share	$13.52	$7.75	$(7.59)	$(1.02)	$12.66
12/31/08 BV per share	$10.97	$5.16	$(10.53)	$(0.82)	$4.78
Change in BV per share	$2.55	$2.59	$2.94	$(0.20)	$7.88

2009 Pre-tax Income	$551	$824	$(90)	$(70)	$1,217
2008 Pre-tax Income	N/A	N/A	N/A	N/A	$(3,727)

U.S. Public Finance Results

In February of 2009, the Company established a separate U.S. public finance financial guarantee insurance company, National Public Finance Guarantee Corporation (National), within the MBIA Inc. group by separating its domestic public finance business from the remaining insured portfolio of MBIA Corp. (the Transformation). As a result of the Transformation, the U.S. public finance insurance business is conducted in the National subsidiary. National’s contribution to ABV per share was $20.70 as of December 31, 2009 as compared with $18.95 (pro forma) as of December 31, 2008. The contribution to the Company’s book value per share attributable to National was $13.52 as of December 31, 2009 compared with $10.97 as of December 31, 2008 (pro forma). The increases in both ABV and Book Value per share are the result of net income for the segment.

National’s existing book of business generated scheduled premiums earned of $409.1 million in 2009, up 50 percent from $271.9 million in 2008. The growth was primarily the result of the previously announced reinsurance transaction with Financial Guaranty Insurance Corp. (FGIC) which closed in September 2008. Refunded premiums earned totaled $153.6 million in 2009, down 34 percent from $234.1 million in 2008.

Pre-tax net investment income for National was $217.1 million in 2009. National’s fee income totaled $15.6 million in 2009, and included $14.5 million in payments from reinsurers related to the commutation of certain reinsurance agreements and $1.1 million in waiver, consent and other administrative fees associated with the ongoing management of the insured portfolio. The payments from reinsurers represent amounts paid to National over and above the return of unearned premium and loss reserves upon the commutation of these reinsurance agreements and the reassumption of the underlying exposure.

Loss and loss adjustment expenses for National totaled $93.9 million in 2009. The losses were primarily attributable to an affordable housing transaction and a student loan transaction.

National’s expenses for 2009 consisted of $116.1 million from the amortization of deferred acquisition costs associated with ceding commissions paid to MBIA Corp. and $58.4 million in operating expenses.

National had statutory capital of $2.0 billion and claims-paying resources totaling $5.5 billion at December 31, 2009. National’s investment portfolio remains highly liquid, averaging Double-A credit quality and totaling $5.3 billion as of December 31, 2009, up from $5.2 billion at the time of Transformation in February 2009. The average asset allocation of National’s investment portfolio in 2009 was 51 percent taxable securities and 49 percent tax-exempt securities. National’s insured portfolio totaled $508.0 billion in net par outstanding at year-end.

National continues to maintain one of the largest staffs of municipal credit analysts in the industry and to provide services to the municipal bond investment community. It has published four Sector Studies in recent months, and is providing individual credit information through Ipreo’s Municipal Information Center (Muni IC).

The Company’s application to redomesticate National to New York was approved by the New York State Insurance Department effective as of December 1, 2009.

Structured Finance and International Insurance Results

The Structured Finance and International Insurance segment, which is operated by MBIA Corp. and its subsidiaries, had a contribution to ABV per share of $20.79 as of December 31, 2009, as compared with $25.17 (pro forma) as of December 31, 2008. The contribution to the Company’s book value per share attributable to the Structured Finance and International Insurance segment was $7.75 as of December 31, 2009, compared with $5.16 as of December 31, 2008 (pro forma). The reduction in ABV per share reflects the impact of impairments on insured credit derivatives, incurred losses primarily driven by insured second lien mortgage loan transactions and impairments of invested assets in Variable Interest Entities (VIEs). Book Value per share increased as a result of the impact of lower collateral spreads and wider MBIA credit default swap (CDS) spreads on the mark-to-market on insured credit derivatives.

The Structured Finance and International Insurance segment’s existing book of business generated $332.9 million in total premiums earned in 2009, down 11 percent from $374.3 million in 2008. Pre-tax net investment income was $287.2 million for 2009, as MBIA Corp. held a high proportion of cash to enhance its liquidity. Fee income totaled $234.1 million in 2009, including $70.6 million in non-recurring fees related to reinsurance commutations. Pre-tax realized losses and other settlements on insured credit derivatives totaled $167.0 million in 2009. Pre-tax unrealized net gains (marks-to-market) on insured credit derivatives were $1.7 billion in 2009 as gains from narrower collateral spreads, wider MBIA CDS spreads and transaction terminations were only partially offset by losses from enhancements to valuation models and inputs that produced lower valuations, subordination erosion, lower recovery rates and collateral rating downgrades. The segment also recorded pre-tax net realized losses totaling $73.2 million driven by impairments to goodwill and other assets and $102.2 million in pre-tax net investment losses from other-than-temporary impairments to invested assets in consolidated VIEs. Operating expenses were $178.4 million in 2009, reflecting lower compensation expenses but increased consulting, legal and loss prevention expenses. The amortization of previously deferred expenses totaled $216.5 million in 2009 while interest expense was $224.0 million, driven by interest on MBIA Corp.’s Surplus Notes and VIEs.

The Structured Finance and International Insurance segment incurred $770.2 million in loss and loss adjustment expenses in 2009. The $770.2 million of loss and loss adjustment expenses comprised $2.8 billion of paid and expected future losses, net of $2.0 billion of expected reimbursements and recoveries. Since the fourth quarter of 2007, MBIA Corp. has incurred losses of $2.7 billion on its direct RMBS exposures and made payments totaling $3.8 billion net of reinsurance on these exposures.

Included in the Company’s $2.0 billion insurance loss recovery estimate are approximately $1.5 billion in expected recoveries recorded in connection with ineligible mortgages in certain insured second-lien residential mortgage loan securitizations that are subject to contractual obligations by the seller/servicers to repurchase or replace the mortgages. The Company’s estimates for expected recoveries related to ineligible mortgages increased from $1.2 billion as of September 30, 2009 and reflect a probability distribution of net cash inflows resulting from the repurchase the of ineligible mortgages by the seller/servicers that takes into account the uncertainty of such expected recoveries. The Company is continuing to review and evaluate additional mortgage loans in its insured RMBS pools and expects that there will be a substantial number of additional mortgages in these or in other transactions that are subject to repurchase or replacement obligations by the seller/servicer.

While the Company believes that these ineligible mortgage loans must be repurchased or replaced, successful challenges of such determinations by the seller/servicers could result in the Company recovering less than the amount of its estimated recoveries. Alternatively, further mortgage file forensic reviews or statistical sampling and extrapolation to the pools as a whole could result in recoveries that are substantially higher than the amounts currently recognized as recoveries.

As part of the ongoing review of the performance expectations for its insured portfolio, the Company monitors and discloses a non-GAAP measure (defined in the attached Explanation of Non-GAAP Financial Measures) that it refers to as “credit impairments.” Credit impairments represent the present value of future expected loss payments on insured credit derivatives, net of recoveries. Such amounts are included in the statutory results of the Company’s insurance subsidiaries. The Company estimated $777.4 million in additional credit impairments on its multi-sector CDO exposures in 2009. Although the Company’s income statement includes the change in fair value (mark-to-market) of insured credit derivatives, it regards the changes in credit impairment estimates as critical information for investors since the credit impairment estimates reflect the present values of amounts it expects to pay in claims net of recoveries with respect to insured credit derivatives. Cumulative credit impairments on insured credit derivatives since the Company began estimating them in the fourth quarter of 2007 total $2.5 billion, consisting of $838.4 million in losses paid through December 31, 2009 and $1.7 billion in estimated credit impairments as of the same date. The estimated credit impairment amount on insured credit derivatives is analogous to case loss reserves on financial guarantee policies as both represent the present value of future expected loss payments net of recoveries. The Company has recorded $1.8 billion in estimated loss and loss adjustment expense reserves for these insured credit derivatives in its statutory financial statements.

Other than the credit impairments, the Company expects the unrealized gains and losses in fair value (marks-to-market) to be reversed prior to or upon the maturities of the insured credit derivatives. As of December 31, 2009, the Company carried a net derivative liability (the cumulative negative mark-to-market on insured credit derivatives) of $3.8 billion for all insured credit derivatives.

During 2009, 20 insured credit derivative transactions representing $13.9 billion in net par exposure either matured or were contractually terminated prior to maturity without payments by MBIA Corp. One additional credit derivative transaction was terminated following a payment by MBIA Corp. and receipt of the underlying reference asset. As previously disclosed, MBIA Corp. entered into a commutation agreement with one of its counterparties related to two insured credit derivative transactions that resulted in the elimination of $1.2 billion in net par exposure in exchange for a one-time payment of $93.8 million, net of reinsurance. The payment by MBIA Corp. was less than the estimated credit impairment associated with these two transactions. MBIA Corp. also commuted a financial guarantee transaction with net par outstanding of $839.9 million at a cost of $65.3 million, net of reinsurance. While MBIA Corp. had not previously recorded a loss in connection with this transaction, the commutation payment eliminated potential near term liquidity risk as well as future performance volatility.

The Structured Finance and International Insurance segment’s insured portfolio declined in size during 2009, to $204.5 billion as of December 31, 2009 from $232.9 billion as of December 31, 2008. The reduction in net par resulting from amortization, terminations and maturities during the year was partially offset by the reassumption of approximately $5.8 billion in previously ceded exposure as a result of commutation agreements with nine reinsurers.

During 2009, MBIA Corp. paid a total of $2.5 billion in net claims primarily in connection with its second-lien residential mortgage exposures. As of December 31, 2009, MBIA Corp.’s statutory balance sheet reflected $4.4 billion in cash and invested assets including $1.1 billion of cash and short-term investments available to meet demands on its liquidity. The Company believes that MBIA Corp.’s liquidity resources will adequately provide for anticipated cash outflows.

MBIA Corp. had statutory capital of $3.5 billion and claims-paying resources totaling $6.5 billion at December 31, 2009.

Investment Management Services

As previously announced, the Company has restructured its asset management subsidiary, now known as Cutwater Asset Management (Cutwater). Going forward, Cutwater will focus exclusively on its fee-for-service third-party investment advisory business, maintaining a separate operating structure and reporting its financial results as a standalone segment of MBIA Inc. Cutwater will continue to manage MBIA Inc.’s proprietary portfolios on a fee-for-service basis.

The Investment Management Services (IMS) business’ contribution to ABV per share declined from $(3.26) at December 31, 2008 to $(4.12) as of December 31, 2009 due to asset impairments and negative spread between its earnings on assets and the cost of its liabilities. Its contribution to book value per share improved from $(10.53) as of December 31, 2008 to $(7.59) as of December 31, 2009. The improvement resulted from a reduction in unrealized losses in OCI, partially offset by pre-tax other-than-temporary impairments on structured investments in the ALM investment portfolio.

Ending assets under management in the IMS segment were $42.1 billion at December 31, 2009, comprising $25.4 billion of third-party assets and $16.7 billion of assets managed for MBIA Inc. and its subsidiaries. Third-party assets under management increased 25 percent in 2009 reflecting both increases to assets under management for existing clients and additional assets from new accounts generated during the year.

The ALM and conduit businesses continued to wind down throughout 2009 and the Company intends to exit them as the respective underlying portfolios naturally amortize and mature over time. As of December 31, 2009, the Company had $7.8 billion in outstanding par amount of guaranteed investment contract, medium-term note and repurchase agreement liabilities (all at book value) related to its ALM business, down from $11.8 billion as of December 31, 2008. Total invested assets in the ALM business were $6.7 billion as of December 31, 2009, excluding unrealized losses, of which $1.2 billion consisted of cash and short-term investments. The Company believes that its liquidity resources, along with cash flows generated from the ALM assets, will adequately provide for the cash outflows and any collateral posting requirements of the ALM business. During the fourth quarter of 2009, the ALM business began repaying its $2.0 billion secured loan from MBIA Corp. due in November 2011. Payments totaling $400 million during the quarter reduced the outstanding secured loan balance to $1.6 billion at December 31, 2009. The balance has been further reduced to approximately $1.5 billion in the first quarter of 2010.

Assets under management in the conduit business totaled $1.9 billion as of December 31, 2009, down from $2.4 billion as of December 31, 2008. Conduit assets declined due to the maturity and scheduled amortization of transactions and the repurchase of certain medium-term notes at discounts. The book value of conduit equity at December 31, 2009 was $88.6 million.

The Investment Management Services segment recorded $215.9 million in net investment income in 2009 versus interest expense of $288.1 million for the same period. The difference reflects the negative spread created by the 2008 repositioning of the ALM asset portfolio to maximize its liquidity in order to satisfy collateralization and termination payment requirements. For 2009, the segment’s pre-tax net gain on financial instruments at fair value and foreign exchange was $139.5 million, pre-tax net realized losses were $3.1 million and pre-tax net investment losses from other-than-temporary impairments totaled $365.0 million. An additional $170.8 million of pre-tax non-credit-related impairments on debt securities were charged directly to equity. The pre-tax net gain on financial instruments at fair value and foreign exchange was primarily the result of gains on interest rate swaps in the ALM portfolio, while the investment losses primarily resulted from the recognition of other-than-temporary impairments to securities held in the ALM asset portfolio. There were no impairments to conduit assets. Pre-tax net gains on the extinguishment of debt totaled $247.1 million in 2009 and resulted from the repurchase of medium-term notes at discounts.

Corporate Segment

The Corporate segment’s contribution to consolidated ABV per share was $(1.02) as of December 31, 2009, as compared with $(0.80) as of December 31, 2008. The book value per share attributable to the Corporate segment was $(1.02) as of December 31, 2009, compared with $(0.82) as of December 31, 2008.

As of December 31, 2009 the Corporate segment of the holding company had $332.4 million in cash and short-term investments, an amount sufficient to meet approximately the next 1.9 years of debt service and estimated operating expense requirements.

MBIA Inc. purchased 39 percent of the outstanding preferred shares of MBIA Corp. during 2009 through the combination of a previously disclosed tender offer and open market transactions. The purchase price of the preferred shares totaled $10.8 million, or 10 percent of their liquidation preference amount of $108.2 million. The Company also repurchased $64.1 million of its 4.50% Notes due June 2010 and $9.5 million of its 9.375% Notes due February 2011 at discounts during 2009, resulting in gains totaling $3.7 million.

The Company repurchased approximately 5.0 million shares of its common stock during 2009 at an average price of $3.16. Approximately $104 million of repurchase authorization remains available under the Company’s $1.0 billion share buyback program, which was reinstated by the Company’s board of directors in the third quarter of 2008.

Five-Year Net Operating Loss Carryback

On November 6, 2009, as part of The Worker, Homeownership, and Business Assistance Act of 2009, the Net Operating Loss (NOL) carryback provision within the U.S. income tax law was amended to allow, through an election, all businesses with NOLs in either 2008 or 2009 (but not both) to claim refunds of taxes paid within the prior five years.

Based on the Company’s results of operations for the year ended December 31, 2009, the Company expects to make the election under the new 5-year NOL carryback provision and fully recover the available amount of approximately $500 million in taxes paid in the carryback period. In accordance with the Company’s tax sharing agreement, MBIA Corp. and MBIA Inc. are expected to receive approximately $277 million and $222 million, respectively, of the total tax refund.

Summary of Fourth Quarter 2009 Results

$ in millions except per share data	U.S. Public Finance	Structured Finance and International	Investment Management Services	Corporate	Consolidated
Q4 Pre-tax Income	$186	$(430)	$6	$35	$(205)

For the fourth quarter of 2009, the net loss to common shareholders was $242.0 million, or $1.16 per share, compared with a net loss of $1.2 billion, or $5.21 per share, for the fourth quarter of 2008. The net loss in the fourth quarter of 2009 was driven by $661.0 million in pre-tax loss and loss adjustment expenses primarily related to the Company’s insured exposures to second-lien mortgage loan securitizations and $199.6 million in pre-tax realized losses and other settlements on insured derivatives. These amounts were partially offset by a $427.6 million pre-tax unrealized gain (mark-to-market) on insured derivatives.

The U.S. Public Finance Insurance segment recorded $185.7 million in pre-tax income in the fourth quarter driven primarily by $137.0 million in scheduled and refunding premiums earned from its embedded book of business and $65.1 million in net investment income.

The fourth quarter 2009 pre-tax loss for the Structured Finance and International Insurance segment was $429.8 million. The pre-tax loss for the quarter was primarily attributable to $658.8 million in pre-tax loss and loss adjustment expenses and $200.2 million in realized losses and other settlements on insured derivatives. These amounts were partially offset by the $427.6 million pre-tax unrealized gain (mark-to-market) on insured derivatives and $101.2 million in fees and other reimbursements. Included in the fees and reimbursements in the quarter were $67.0 million in payments from reinsurers in connection with commutation agreements.

Pre-tax income for the Investment Management Services segment was $5.6 million in the fourth quarter of 2009. Negative net interest spread for the period resulting from sales of assets and reinvestment in cash to meet termination payments and collateralization requirements and impairments to assets in the ALM portfolio were more than offset by net gains on financial instruments at fair value and foreign exchange and net gains resulting from the repurchase of medium term notes at discounts.

The Corporate segment recorded $34.8 million in pre-tax income in the fourth quarter primarily as a result of a $46.6 million pre-tax net gain on financial instruments at fair value and foreign exchange.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Tuesday, March 2, 2010 at 8:00 AM (EST) to discuss its full year and fourth quarter 2009 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 53441334. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on March 2 until 5:00 p.m. on March 16 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 from outside the U.S. The replay call code is also 53441334. In addition, a recording of the call will be available on the Company's Web site approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks, the possibility that the Company will experience severe losses due to increased deterioration in its insurance portfolios; significant fluctuations in liquidity and asset values with the global credit markets; the Company’s ability to fully implement its Strategic Plan as outlined in the Company’s most recent Annual Report on Form 10-K; the Company’s ability to favorably resolve regulatory proceedings and litigation claims against the Company and legal actions initiated by the Company in connection with potential insurance loss recoveries; an inability to achieve high, stable credit ratings; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services. The Company services its clients around the globe, with offices in New York, Denver, San Francisco, Paris, London, Madrid, Mexico City and Sydney. Please visit MBIA's Web site at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value (“ABV”): The Company believes the presentation of ABV, which includes items that are expected to impact shareholders’ equity in future periods and, in general, do not require any additional future performance obligation on the Company’s part and excludes gains and losses due to market value changes that have not been realized through sales or impairments of assets or extinguishment of liabilities, provides additional information that gives a comprehensive measure of the value of the Company. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.

Credit Impairments: Although MBIA’s income statement includes the change in fair value of insured credit derivatives, the Company believes the estimation of credit impairments, which are the present value of future expected loss and loss adjustment expense payments, net of recoveries, on insured credit derivatives, provides additional important information for investors. Other than the impairments, the Company expects the gains and losses in fair value of insured credit derivatives to reverse over time.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31, 2009	December 31, 2008

Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $11,120,833 and $13,245,574) (includes hybrid financial instruments at fair value $30,690 and $25,498)	$9,846,791	$11,223,716
Fixed-maturity securities held as trading, at fair value (amortized cost $120,457)	128,112	-
Investments held-to-maturity, at amortized cost (fair value $2,442,003 and $3,109,248)	2,777,025	3,156,969
Investments pledged as collateral, at fair value (amortized cost $587,648 and $1,101,929)	557,245	845,887
Short-term investments held as available-for-sale, at fair value (amortized cost $2,696,724 and $4,728,090)	2,688,208	4,693,283
Short-term investments held-to-maturity, at amortized cost (fair value $358,397 and $485,857)	354,740	498,865
Other investments (includes investments at fair value $252,608 and $216,805)	255,491	220,412
Total investments	16,607,612	20,639,132

Cash and cash equivalents	803,243	2,279,783
Accrued investment income	99,261	201,688
Premiums receivable	2,020,619	7,744
Deferred acquisition costs	469,550	560,632
Prepaid reinsurance premiums	357,773	216,609
Insurance loss recoverable	2,444,754	458,512
Reinsurance recoverable on paid and unpaid losses	61,996	173,548
Goodwill	31,371	76,938
Property and equipment (net of accumulated depreciation)	76,834	105,364
Receivable for investments sold	18,088	77,464
Derivative assets	865,708	911,188
Current income taxes	532,351	240,871
Deferred income taxes, net	768,142	2,374,164
Other assets	527,397	706,812
Total assets	$25,684,699	$29,030,449

Liabilities and Equity
Liabilities:
Unearned premium revenue	$4,955,256	$3,424,402
Loss and loss adjustment expense reserves	1,580,021	1,557,884
Reinsurance premiums payable	239,154	8,672
Investment agreements	2,725,958	4,666,944
Medium-term notes (includes financial instruments carried at fair value $109,768 and $176,261)	3,686,233	6,339,527
Variable interest entity notes	1,770,098	1,791,597
Securities sold under agreements to repurchase	501,871	802,938
Short-term Debt	18,112	-
Long-term debt	2,656,668	2,396,059
Deferred fee revenue	11,061	44,989
Payable for investments purchased	16,432	239
Derivative liabilities	4,602,864	6,470,874
Other liabilities	314,095	504,306
Total liabilities	23,077,823	28,008,431

Equity:
Common stock	274,827	273,200
Additional paid-in capital	3,057,733	3,050,506
Retained earnings	2,393,282	1,629,187
Accumulated other comprehensive loss	(940,871)	(1,775,954)
Treasury stock	(2,194,873)	(2,182,519)
Total shareholders' equity of MBIA Inc.	2,590,098	994,420
Preferred stock of subsidiary	16,778	27,598
Total equity	2,606,876	1,022,018

Total liabilities and equity	$25,684,699	$29,030,449

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

		Structured
	U.S.	Finance and
	Public Finance	International	Investment
Three months ended December 31, 2009	Insurance	Insurance	Management			Intercompany
	(National)	(MBIA Corp.)	Services	Corporate	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$95,066	$49,226	$-	$-	$144,292	$(27,596)	$116,696
Refunded premiums earned	41,949	8,191	-	-	50,140	(8,365)	41,775
Total premiums earned	137,015	57,417	-	-	194,432	(35,961)	158,471

Net investment income	65,075	31,894	46,441	5,669	149,079	(18,578)	130,501
Fees and reimbursements	13,990	101,224	9,803	-	125,017	(34,844)	90,173

Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	543	(200,181)	-	-	(199,638)	-	(199,638)
Unrealized gains (losses) on insured derivatives	35	427,649	-	-	427,684	-	427,684
Net change in fair value of insured derivatives	578	227,468	-	-	228,046	-	228,046
Net gains (losses) on financial instruments at fair value and foreign exchange	-	(2,197)	47,750	46,567	92,120	-	92,120
Net realized gains (losses)	16,534	(37,444)	(13,354)	1,560	(32,704)	-	(32,704)

Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(8,767)	(10,414)	-	(19,181)	-	(19,181)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	(2,686)	(8,439)	-	(11,125)	-	(11,125)

Net investment losses related to other-than-temporary impairments	-	(11,453)	(18,853)	-	(30,306)	-	(30,306)

Net gains (losses) on extinguishment of debt	-	(30)	15,245	1,159	16,374	(12)	16,362

Total revenues	233,192	366,879	87,032	54,955	742,058	(89,395)	652,663

Expenses:
Loss and LAE incurred	2,195	658,768	-	-	660,963	-	660,963
Amortization of deferred acquisition costs	26,275	47,650	-	-	73,925	(58,845)	15,080
Operating	19,024	29,466	21,551	3,388	73,429	(6,800)	66,629
Interest	-	60,840	59,921	16,814	137,575	(22,436)	115,139

Total expenses	47,494	796,724	81,472	20,202	945,892	(88,081)	857,811

Pre-tax income (loss)	185,698	(429,845)	5,560	34,753	(203,834)	(1,314)	(205,148)

Provision for income taxes							34,921

Net loss							(240,069)

Preferred stock dividends of subsidiary							1,956

Net loss available to common shareholders							$(242,025)

			Investment
Three months ended December 31, 2008			Management			Intercompany
		Insurance	Services	Corporate	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned		$176,105	$-	$-	$176,105	$(5,529)	$170,576
Refunded premiums earned		56,415	-	-	56,415	-	56,415
Total premiums earned		232,520	-	-	232,520	(5,529)	226,991

Net investment income		137,000	129,470	8,826	275,296	(10,827)	264,469
Fees and reimbursements		3,559	10,414	-	13,973	(3,403)	10,570

Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives		(499,696)	-	-	(499,696)	-	(499,696)
Unrealized gains (losses) on insured derivatives		(1,674,707)	-	-	(1,674,707)	-	(1,674,707)
Net change in fair value of insured derivatives		(2,174,403)	-	-	(2,174,403)	-	(2,174,403)
Net gains (losses) on financial instruments at fair value and foreign exchange		53,280	173,330	105,110	331,720	-	331,720
Net realized gains (losses)		(94,342)	(85,523)	5,447	(174,418)	-	(174,418)

Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments		(8,902)	(155,956)	-	(164,858)	-	(164,858)
Other-than-temporary impairments recognized in accumulated other comprehensive loss		-	-	-	-	-	-

Net investment losses related to other-than-temporary impairments		(8,902)	(155,956)	-	(164,858)	-	(164,858)

Net gains on extinguishment of debt		28,947	56,454	5,829	91,230	-	91,230

Total revenues		(1,822,341)	128,189	125,212	(1,568,940)	(19,759)	(1,588,699)

Expenses:
Loss and LAE incurred		25,535	-	-	25,535	-	25,535
Amortization of deferred acquisition costs		11,658	-	-	11,658	-	11,658
Operating		57,102	18,242	8,556	83,900	(2,493)	81,407
Interest		48,728	161,351	16,203	226,282	(17,266)	209,016

Total expenses		143,023	179,593	24,759	347,375	(19,759)	327,616

Pre-tax income (loss)		(1,965,364)	(51,404)	100,453	(1,916,315)	-	(1,916,315)

Benefit for income taxes							(756,474)

Net loss							$(1,159,841)

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

		Structured
	U.S.	Finance and
	Public Finance	International	Investment
Twelve months ended December 31, 2009	Insurance	Insurance	Management			Intercompany
	(National)	(MBIA Corp.)	Services	Corporate	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$409,101	$322,554	$-	$-	$731,655	$(122,444)	$609,211
Refunded premiums earned	153,618	10,369	-	-	163,987	(26,862)	137,125
Total premiums earned	562,719	332,923	-	-	895,642	(149,306)	746,336

Net investment income	217,116	287,209	215,899	22,919	743,143	(87,677)	655,466
Fees and reimbursements	15,568	234,121	45,676	-	295,365	(149,875)	145,490

Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	929	(167,031)	-	-	(166,102)	-	(166,102)
Unrealized gains (losses) on insured derivatives	(143)	1,650,588	-	-	1,650,445	-	1,650,445
Net change in fair value of insured derivatives	786	1,483,557	-	-	1,484,343	-	1,484,343
Net gains (losses) on financial instruments at fair value and foreign exchange	-	36,794	139,467	(9,679)	166,582	-	166,582
Net realized gains (losses)	23,223	(73,162)	(3,140)	6,665	(46,414)	-	(46,414)

Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(269,900)	(535,782)	-	(805,682)	-	(805,682)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	167,683	170,758	-	338,441	-	338,441

Net investment losses related to other-than-temporary impairments	-	(102,217)	(365,024)	-	(467,241)	-	(467,241)

Net gains on extinguishment of debt	-	13,517	247,095	3,701	264,313	5,146	269,459

Total revenues	819,412	2,212,742	279,973	23,606	3,335,733	(381,712)	2,954,021

Expenses:
Loss and LAE incurred	93,901	770,236	-	-	864,137	-	864,137
Amortization of deferred acquisition costs	116,130	216,477	-	-	332,607	(250,864)	81,743
Operating	58,403	178,439	82,073	24,373	343,288	(27,056)	316,232
Interest	-	224,001	288,086	68,949	581,036	(106,008)	475,028

Total expenses	268,434	1,389,153	370,159	93,322	2,121,068	(383,928)	1,737,140

Pre-tax income (loss)	550,978	823,589	(90,186)	(69,716)	1,214,665	2,216	1,216,881

Provision for income taxes							582,821

Net income							634,060

Preferred stock dividends of subsidiary							10,823

Net income available to common shareholders							$623,237

			Investment
Twelve months ended December 31, 2008			Management			Intercompany
		Insurance	Services	Corporate	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned		$634,523	$-	$-	$634,523	$(29,742)	$604,781
Refunded premiums earned		245,663	-	-	245,663	-	245,663
Total premiums earned		880,186	-	-	880,186	(29,742)	850,444

Net investment income		584,388	931,763	31,141	1,547,292	4,006	1,551,298
Fees and reimbursements		9,471	46,654	-	56,125	(13,587)	42,538

Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives		(397,371)	-	-	(397,371)	-	(397,371)
Unrealized gains (losses) on insured derivatives		(1,822,679)	-	-	(1,822,679)	-	(1,822,679)
Net change in fair value of insured derivatives		(2,220,050)	-	-	(2,220,050)	-	(2,220,050)
Net gains (losses) on financial instruments at fair value and foreign exchange		208,519	55,395	(3,047)	260,867	-	260,867
Net realized gains (losses)		(26,236)	(769,591)	2,477	(793,350)	-	(793,350)

Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments		(8,902)	(949,793)	-	(958,695)	-	(958,695)
Other-than-temporary impairments recognized in accumulated other comprehensive loss		-	-	-	-	-	-

Net investment losses related to other-than-temporary impairments		(8,902)	(949,793)	-	(958,695)	-	(958,695)

Net gains on extinguishment of debt		38,927	341,065	30,353	410,345	-	410,345

Total revenues		(533,697)	(344,507)	60,924	(817,280)	(39,323)	(856,603)

Expenses:
Loss and LAE incurred		1,318,001	-	-	1,318,001	-	1,318,001
Amortization of deferred acquisition costs		74,805	-	-	74,805	-	74,805
Operating		207,610	84,337	31,405	323,352	(17,155)	306,197
Interest		190,222	928,948	74,781	1,193,951	(22,168)	1,171,783

Total expenses		1,790,638	1,013,285	106,186	2,910,109	(39,323)	2,870,786

Pre-tax loss		$(2,324,335)	$(1,357,792)	$(45,262)	$(3,727,389)	$-	(3,727,389)

Benefit for income taxes							(1,054,696)

Net loss							$(2,672,693)

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
		December 31, 2009
		National Public Finance Guarantee Corporation	MBIA Insurance Corporation	Investment Management Services	Corporate	Consolidated

Reported Book Value		$13.52	$7.75	($7.59)	($1.02)	$12.66

Plus:	Cumulative unrealized loss on insured credit derivatives, after tax	0.00	12.09	0.00	0.00	12.09

Less:	Cumulative impairments on insured credit derivatives, after tax	0.00	(5.89)	0.00	0.00	(5.89)

Reverse:	Unrealized (gains) losses included in OCI	(0.05)	1.03	4.08	0.00	5.06

Analytic Book Value		13.47	14.98	(3.51)	(1.02)	23.92

Plus:	Net unearned premium revenue, after tax (1)(2)	8.32	6.70	0.00	0.00	15.02

Plus:	Asset/Liability products adjustment (2)	0.00	0.00	(0.61)	0.00	(0.61)

Plus:	Loss provision (3)	(1.09)	(0.89)	0.00	0.00	(1.98)
Adjusted Book Value (4)		$20.70	$20.79	($4.12)	($1.02)	$36.35

		December 31, 2008
		National Public Finance Guarantee Corporation	MBIA Insurance Corporation	Investment Management Services	Corporate	Consolidated

Reported Book Value		$10.97	$5.16	($10.53)	($0.82)	$4.78

Plus:	Cumulative unrealized loss on insured credit derivatives, after tax	0.00	16.92	0.00	0.00	16.92

Less:	Cumulative impairments on insured credit derivatives, after tax	0.00	(3.78)	0.00	0.00	(3.78)

Reverse:	Unrealized (gains) losses included in OCI	(0.02)	1.18	7.85	0.02	9.03

Analytic Book Value		10.95	19.48	(2.68)	(0.80)	26.95

Plus:	Net unearned premium revenue, after tax (1)(2)	9.42	6.38	0.00	0.00	15.80

Plus:	Asset/Liability products adjustment (2)	0.00	0.00	(0.58)	0.00	(0.58)

Plus:	Loss provision (3)	(1.42)	(0.69)	0.00	0.00	(2.11)
Adjusted Book Value (4)		$18.95	$25.17	($3.26)	($0.80)	$40.06

(1)	The amounts consist of Financial Guarantee premiums and Insured Derivative revenue.
(2)

At December 31, 2009 the discount rate on Financial Guarantee installment premiums was the risk free rate as defined by accounting principles for Financial Guarantee insurance contracts and the discount rate was 5.00% on Insured Derivative installment revenue, impairments and the Asset/Liability products adjustment. At December 31, 2008 the discount rate was 5.03% for both Financial Guarantee and Insured Derivative installments.

(3)	The loss provision is calculated by applying 12% to net unearned premiums and net unearned Insured Derivative revenue on an after-tax basis.
(4)	A non-GAAP measure.

Net Income (Loss) per Common Share:
			Three Months Ended		Twelve Months Ended
			December 31		December 31
			2009	2008	2009	2008
		Basic	($1.16)	($5.21)	$2.99	($12.11)
		Diluted	($1.16)	($5.21)	$2.99	($12.11)

Weighted-Average Number of Common Shares Outstanding:
		Basic	207,756,174	222,718,170	208,156,622	220,786,378
		Diluted	207,756,174	222,718,170	208,156,622	220,786,378

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

	National Public Finance Guarantee Corporation
			Proforma
		December 31, 2009	December 31, 2008

	Policyholders' surplus	$653.4	$416.0
	Contingency reserve	1,356.0	1,357.0

	Statutory capital	2,009.4	1,773.0

	Unearned premium reserve	3,125.5	3,479.0
	Present value of installment premiums (1)	270.2	298.0

	Premium resources (2)	3,395.7	3,777.0

	Loss and loss adjustment expense reserves	136.0	179.0

	Total claims-paying resources	$5,541.1	$5,729.0

	Net debt service outstanding	$821,687.6	$908,087.0

	Capital ratio (3)	409:1	512:1

	Claims-paying ratio (4)	189:1	206:1

	MBIA Insurance Corporation		Proforma
		December 31, 2009	December 31, 2008

	Policyholders' surplus	$2,053.0	$3,087.0
	Contingency reserve	1,447.6	1,238.0

	Statutory capital	3,500.6	4,325.0

	Unearned premium reserve	726.2	691.0
	Present value of installment premiums (5)	1,739.5	2,088.0

	Premium resources (2)	2,465.7	2,779.0

	Loss and loss adjustment expense reserves	561.0	1,692.0

	Total claims-paying resources	$6,527.3	$8,796.0

	Net debt service outstanding	$264,562.5	$290,261.0

	Capital ratio (3)	76:1	67:1

	Claims-paying ratio (4)	47:1	37:1

(1)	At December 31, 2009 and December 31, 2008 the discount rate was 5.09% and 5.03%, respectively.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax) and loss and loss adjustment expense.
(5)	At December 31, 2009 and December 31, 2008 the discount rate was 6.51% and 5.03%, respectively.

CONTACT:
MBIA Inc.
Media:
Kevin Brown, +1-914-765-3648
or
Elizabeth James, +1-914-765-3889
or
Investor Relations:
Greg Diamond, +1-914-765-3190